Exhibit 10.3

Amendment No. 2 to the Executive Employment Agreement

Between Track Group, Inc. and Matt Swando Dated December 6, 2016

THIS AMENDMENT NO. 2 to that certain Executive Employment Agreement by and between Track Group, Inc. (the “Company”) and Matt Swando (the “Executive”) is entered into and effective as of January 23, 2022.

WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement dated December 6, 2016 (the “Employment Agreement”) and Amendment No. 1 to the Employment Agreement dated April 23, 2018 (the “Amendment No. 1”); and

WHEREAS, the Board of Directors of the Company has agreed to promote the Executive, and Executive has agreed to accept a promotion, from the position of Vice President of Global Sales to Chief Revenue Officer effective January 23, 2022 and agreed to the other terms contained herein.

NOW, THEREFORE, the Company and the Executive agree to amend the Employment Agreement and Amendment No. 1 as follows:

1.    Paragraph 3A shall be modified to change the base salary to $275,000 per calendar year effective January 23, 2022.

2.    Paragraph 3B shall be modified to make an additional one-time grant, before taxes, of one hundred and eighty-five thousand (185,000) shares of common stock of the Company under the terms of the Company’s proposed 2022 Omnibus Equity Incentive Plan (“the Plan”) (the “Shares”); provided, however, the grant of Shares shall be conditioned upon the approval of the Plan by the Board of Directors and Company’s shareholders. The Shares shall be valued at the closing price as shown on the OTC as of the date the Shares are issued by the Company’s stock registrar. The Shares will be subject to the terms and conditions of the Plan.

3.    Paragraph 3C shall be modified to indicate a bonus target level equivalent to fifty percent (50%) of the Executive’s new base salary subject to the both the Executive and the Company meeting criteria agreed to by the Board of Directors and adjusted annually.

4.    With respect to the term “Change of Control” added to Paragraph 5 of the Employment Agreement by way of Amendment No. 1, the first sentence of the “Change of Control” paragraph shall be stricken and replaced by the following: “In the event that, at any time during the Executive’s employment under this Agreement, the Company experiences a Change of Control (as hereafter defined), the Executive shall be entitled to receive a cash payment equal to twelve (12) months of Executive’s Base Annual Salary (at the Executive’s highest Base Annual Salary), plus all Restricted Stock, Warrant and Options shall become one hundred percent (100%) vested and fully exercisable and the Company shall have no repurchase right.

5.    Ratification. All terms and provisions of the initial Employment Agreement and Amendment No. 1 not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.

IN WITNESS WEHEREOF, each of the parties has executed this Amendment No. 2 to the Executive Employment Agreement between Track Group, Inc. and Matt Swando dated January 23, 2022, in the case of the Company by its duly authorized Officer.

TRACK GROUP, INC.                                            EXECUTIVE

By:________________________                              By:________________________

Derek Cassell                                                             Matt Swando

Chief Executive Officer